Exhibit 3.1
Amendment to Code of Regulations Adopted on January 31, 2014

The first sentence of Section 1 of Article II of the Code of Regulations was amended and restated to read as follows:

“The number of directors of the corporation, none of whom need to be a shareholder or resident of the State of Ohio, shall be ten.”